UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 4, 2004

Potomac Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

West Virginia

(State of Other Jurisdiction of Incorporation)

0-24958

(Commission File Number)

55-0732247

(IRS EmployerIdentification No.)

111 E. Washington St., PO Box 906, Charles Town WV 25414-0906

(Address of Principal Executive Offices) (Zip Code)

304-725-8431

Registrant's telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2--Financial Information

Item 2.02. Results of Operations and Financial Condition.

For Immediate Release November 4, 2004

Potomac Bancshares, Inc. President and CEO Robert F. Baronner, Jr. announces the third quarter (unaudited) results for the one bank holding company located in Charles Town, West Virginia.

Net income for the nine months ended September 30, 2004 was $2.265 million compared to $1.968 million for the nine months ended September 30, 2003, an increase of 15.1%. On a per share basis, basic earnings were $1.33 for the nine months ended September 30, 2004 compared to $1.11 for the nine months ended September 30, 2003, an improvement of 19.8%. Total interest and dividend income for the nine months ended September 30, 2004 was $8.721 million compared to $8.017 million in the first nine months of 2003, an increase of 8.8%.

Loan outstandings (net of reserve) at the end of the third quarter were $163.1 million compared to December 31, 2003 year end totals of $138.3 million. Credit quality continues to be outstanding with average delinquencies under 1% and our loan loss reserve comprising 1.18% of outstanding loans. The bank continues to have strong deposit growth. Deposits including the bank's commercial cash management account grew to $208.1 million at September 30, 2004 compared to $182.5 million at year end 2003.

Based on this third quarter performance, the Board of Directors approved a fourth quarter dividend payment of 15.5 cents per share of common stock. This dividend will be paid on December 1, 2004 to all shareholders of record on November 15, 2004. It represents an increase of 12.7% over the dividend paid in the fourth quarter of 2003.

Potomac Bancshares, Inc. is a public company trading under the ticker symbol PTBS. PTBS is the one bank holding company for Bank of Charles Town (BCT) located in Charles Town, West Virginia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Potomac Bancshares, Inc.

/s/Robert F. Baronner, Jr.

Robert F. Baronner, Jr., President and CEO

November 4, 2004